Exhibit 99.1

FIRST KEYSTONE ANNOUNCES FOURTH QUARTER

AND YEAR-TO-DATE 2016 EARNINGS

Berwick, Pennsylvania – January 29, 2016 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $9,172,000 for the year ended December 31, 2015. That equates to income of $1.64 per share. For the year, cash dividend equaled $1.08.

Net income declined 10.2% for the most recent 12 month period as compared to the same period last year. An increase in the provision for loan losses was the primary driver of the reduction in net income for the year.

During the 4th quarter of 2015, the bank recorded a loss on one large commercial real estate loan that resulted in a quarterly provision for loan losses of $1,099,000. Asset quality continues to be a top priority of the bank. Management believes that this one loss does not indicate a significant change in asset quality in the overall loan portfolio.

Net interest income for the year 2015, was $26,745,000, a 0.7% increase from the same period in 2014. Total interest income increased by $692,000, due to higher interest and fees on loans while interest expense increased by $514,000 due to higher interest expense on deposits and borrowings.

Non-interest income, excluding net investment securities gains, increased by $420,000, compared to the same period last year. The largest increases came in service charges and fees, ATM fees and debit card income and gains on sales of mortgage loans. Net investment securities gains decreased by $625,000, contributing to the reduction in net income.

Non-interest expense was lower for the year ended December 31, 2015 by $186,000 as compared to 2014. Significant reductions in salaries and employee benefits expenses were achieved through changes implemented in staffing levels throughout the organization, although hospital insurance costs increased by $183,000.

Income tax expense was $646,000 lower in 2015 as compared to 2014 as a larger share of our interest income came from tax-free municipal bonds and tax-free loans to local municipalities.

Total assets increased to $983,489,000 as of December 31, 2015, or 7.8% over the same period in 2014. Net loans increased to $509,871,000, or 6.0%. Total investment securities increased to $385,267,000, or 10.5%.

The increases in loans and investments were funded in part by an increase in deposits of $59,036,000, or 8.9%. Non-interest bearing deposits rose by $10,861,000, or 11.3%. Borrowings increased by $12,309,000 or 8.9%.

Stockholder’s equity increased by $2,167,000 or 2.0% as a result of the retention of earnings and increased surplus as a result of the sale of treasury stock for the dividend reinvestment program.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.